Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63880) of Monro Muffler Brake, Inc. of our report dated August 20, 2004 relating to the financial statements of Monro Muffler Brake, Inc. Profit Sharing Plan, which appears in the Form 11-K.

/s/ Davie Kaplan Chapman & Braverman, PC

Rochester, New York
September 24, 2004